CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF IMMUNIC, INC.

IMMUNIC, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: The name of the corporation is Immunic, Inc. (the “Corporation”).

SECOND: This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) filed with the Secretary of State on July 17, 2019.

THIRD: The Board of Directors (the “Board”) of the Corporation, acting in accordance with the provisions of Sections 242 of the DGCL, adopted resolutions amending its Certificate of Incorporation as follows:

1. PART A of ARTICLE FOUR of the Certificate of Incorporation, as presently in effect, of the Corporation is hereby amended and restated in its entirety as follows:

“The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 520,000,000 shares, consisting of:

1. 20,000,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”); and

2. 500,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”).

The Preferred Stock and the Common Stock shall have the rights, preferences and limitations set forth below.”

FOURTH: Thereafter, pursuant to a resolution by the Board, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval in accordance with the provisions of Section 242 of the DGCL. Accordingly, said proposed amendment has been adopted in accordance with Section 242 of the DGCL.

FIFTH: This amendment will become effective as of 1:00 p.m. Eastern Standard time, on March 6, 2024.

IN WITNESS WHEREOF, IMMUNIC, INC. has caused this Certificate of Amendment to be signed by its duly authorized officer this 5th day of March, 2024.

IMMUNIC, INC.

By:	/s/ Daniel Vitt
Name:	Daniel Vitt
Title:	Chief Executive Officer